Exhibit 99.1

FOR IMMEDIATE RELEASE		June 13, 2025
Media Contact: Investor Relations:	Ann Porter Amanda Ho	602-538-0588 602-250-3334	Page 1 of 3
Website:	aps.com/newsroom

APS REQUESTS RATE ADJUSTMENT TO SUPPORT RELIABLE SERVICE FOR CUSTOMERS
New rates would not go into effect until the second half of 2026, if approved by the ACC
PHOENIX – Arizona Public Service (APS) today filed an application with the Arizona Corporation Commission (ACC) to update its rates to ensure it can continue providing customers with the energy they need, when they need it, while supporting Arizona’s growth and future energy demands.
This is an initial step in a public, collaborative process that typically lasts more than a year. New rates are not expected to go into effect until the second half of 2026. APS always is striving to keep costs manageable and to empower customers to choose a rate plan that aligns with their budgets and energy needs. At the same time, current rates have not kept pace with what it costs to operate a grid that provides the reliable, resilient energy our customers count on to power their lives. In fact, the current rates are based upon costs from three to four years ago. This adjustment is essential to cover the cost of delivering power to customers’ homes and businesses, including infrastructure upgrades.
“We understand rising costs are impacting so many aspects of customers’ lives today,” said Ted Geisler, APS President and CEO. “We also understand it is never a good time to see bills increase. That’s why we’re focused on doing our part to keep our costs down as much as we can, while giving customers tools, programs and choices to help them manage their bills. Reliability isn’t optional —it’s essential, especially in Arizona. We must ensure the power is there when our customers need it most, and we thank them for trusting us with their energy needs. That is what this rate case and cost adjustment are about.”
The application for new rates supports:
Enhancing reliability and resilience:
•System upgrades like pole repair and replacement, substation and grid technology improvements.
•Programs to protect the grid from extreme weather, such as vegetation management, predictive maintenance and wildfire early detection and mitigation tools.
•Installation of smart grid technology for quicker power restoration times.
•Power plant upgrades:
oImprovements at sites like Palo Verde Generating Station and Redhawk Power Plant for increased efficiency during the hottest months when customer energy demand is highest.
oExpansion of battery energy storage at renewable energy locations to capture renewable energy and use it at times of day when customer energy demand is high.
oIncreased protection against physical and cybersecurity threats.

APS REQUESTS RATE ADJUSTMENT TO SUPPORT RELIABILITY	June 13, 2025 Page 2 of 3

Delivering customer support:
APS is committed to assisting limited-income customers through the state’s most generous low-income Energy Support discount program, as well as various bill assistance programs including Crisis Bill. To help customers make choices about how they use energy, APS has enhanced the customer bill design and account dashboard, as well as digital platforms and notifications to customers with important information about their account, outages and emergencies.

Keeping costs as low as possible:
APS consistently focuses on cost management, and employees have worked diligently to improve efficiency and productivity — and deliver cost savings. The rate adjustment proposal is designed to ensure each customer group pays its fair share, allowing APS to manage rising expenses without compromising service quality.
•Adjusting rate design elements to ensure new customers (for example, large data centers) will pay what it costs to serve their high electricity needs without shifting costs to existing customers.
•Updating the Grid Access Charge for residential rooftop solar customers to reduce the costs currently being shared by customers without solar, and to align expenses with reliable service needs.
•Proposing a tool to make future rate adjustments more gradual on an annual basis, either up or down, based on the previous year’s expenses and investments.
Proposed rate impact:
APS last filed a rate case three years ago, in 2022, and the ACC approved new rates in 2024 based on costs from 2021-2022. If the current request is approved as proposed, the overall rate adjustment would reflect a 13.99% net increase to revenue collection. For a typical residential customer using 1,000 kilowatt-hours of electricity, the net monthly bill impact would be about $20. Many factors affect a customer’s bill amount, including energy usage, weather, rate plan and days in a billing period. Rate changes would not take effect until sometime in the second half of 2026.

What’s next:
An Administrative Law Judge will issue a procedural order to guide and schedule the rate case, including setting hearings, public comment sessions and deadlines for participant evidence and testimony. To conclude the case, the judge will issue a recommended opinion and order that ACC Commissioners will discuss in a public meeting before determining new rates. This process typically takes more than a year, and rate changes would not take effect until sometime during the second half of 2026. To keep up to date on the rate case process, visit aps.com/ratecase.

APS is committed to helping customers:
APS is here to support customers with their rate plans, flexible payment arrangements and ways to manage bills and save money. APS offers residential customers the choice between three different rate plans to align with their energy needs, as well as tools to determine the rate plan that will save the most money based on their usage. For those who need help paying their bill, APS offers monthly discounts for those who qualify, as well as payment assistance programs including levelized billing, where customers can pay about the same amount each month and not have seasonal swings in their bills. APS also offers free and interest-free payment arrangements. Visit aps.com/assistance or call our Customer Care Center at (602) 371-7171 or (800) 253-9405. Advisors are available in English and Spanish.
APS serves about 1.4 million homes and businesses in 11 of Arizona’s 15 counties, and is a leader in delivering affordable, reliable and clean energy in the Southwest. With headquarters in Phoenix, APS is the principal subsidiary of Pinnacle West Capital Corp. (NYSE: PNW).

Confidential

APS REQUESTS RATE ADJUSTMENT TO SUPPORT RELIABILITY	June 13, 2025 Page 3 of 3

Forward-Looking Statements
This news release, the report on Form 8-K, and the application and related schedules for an annual increase in retail base rates filed with the ACC on June 13, 2025, contain forward-looking statements based on current expectations. These forward-looking statements are often identified by words such as “estimate,” “predict,” “may,” “believe,” “plan,” “expect,” “require,” “intend,” “assume” and similar words. Because actual results may differ materially from expectations, we caution you not to place undue reliance on these statements. A number of factors could cause future results to differ materially from historical results, or from outcomes currently expected or sought by us. A discussion of some of these risks and uncertainties is contained in our Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2024, and our other Securities and Exchange Commission filings and are available on our website at http://www.pinnaclewest.com, which you should review carefully before placing any reliance on our forward-looking statements or disclosures. We assume no obligation to update any forward-looking statements, even if our internal estimates change, except as may be required by applicable law.

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Confidential